UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the ten-month transition period ended June 30, 2025

BAKER GLOBAL ASSET MANAGEMENT INC.

(Exact name of issuer as specified in its charter)

New York	11-2432960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 West Garden Street, Suite 407

Pensacola, FL 32502

(Full mailing address of principal executive offices)

(516) 931-1090

(Issuer’s telephone number, including area code)

Common Stock

Title of each class of securities issued pursuant to Regulation A

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “we,” “us,” “our” or “our company” refer to Baker Global Asset Management Inc., a New York corporation.

Introductory Note

This Transition Report on Form 1-K for the ten-month period ended June 30, 2025 is being filed to implement the change of the fiscal year of Baker Global Asset Management Inc. from August 31 to June 30, effective as of October 31, 2025, as previously announced in the Company’s Current Report on Form 1-U filed on July 17, 2025.

i

Special Note Regarding Forward-Looking Statements

This annual report and the documents incorporated by reference herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements concerning predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; statements regarding our financing plans or growth strategies; statements concerning litigation or other matters; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

The specific discussions herein about our company include future expectations about our company’s business. The expectations are presented in this annual report only as a guide about future possibilities and do not represent actual amounts or assured events. All estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from our expectations.

ii

ITEM 1. BUSINESS

Our Company

We are a holding company that owns all of the issued and outstanding capital stock of Benjamin Securities, Inc., or Benjamin. Benjamin is a boutique investment firm established in 1977 and has been a FINRA licensed broker-dealer since 1979 and a registered investment advisor registered with the SEC since 1987. On May 24, 2022, FINRA granted the application of Benjamin to expand its business to include investment banking services, and the application was confirmed complete by FINRA on October 20, 2022. Our broker-dealer business engages in the purchase and sales of securities for individuals, high net worth individuals and retirement plans with typical investable assets in the range of $100,000 to $5,000,000 in exchange for a commission and our investment advisory business serves the same type of clients for a fee based on a percentage of assets under management. We do not have a minimum account size; rather, we aim to establish long-term relationships with our customers. Our investment strategy is that of the classic value investor, seeking growth and dividends compounding returns for long-term capital appreciation and income. We typically select individual stocks or bonds for our clients based on value, sustainable earnings growth and consistent dividends over time. Investments are diversified across industries and geographical regions and each customer’s portfolio is custom designed based on age, risk tolerance and other personal objectives.

Our Industry

We believe there is significant growth, profit potential, and opportunity in the financial services industry over the near and long term. Growth in overall economic activity, growth in investable funds, and globalization of the world economy over the long term should continue to provide growth in the financial services industry. While the future economic environment may not be as favorable as recent history, we believe these trends will result in long term growth for the financial services industry.

Our Services

Benjamin is currently engaged in the Registered Investment Advisory business where we provide investment selection, securities purchases, and securities sales services for our clients under a fee agreement. These agreements generally pay us a percentage of assets under management, which aligns our goals of increased revenue with the clients’ goals of asset growth.

We are also engaged in the securities brokerage business where we provide advice and order execution services for a commission.

Benjamin also provides investment banking and capital markets advisory services as well as marketing and sales support for capital market transactions.

Our Customer Base

Our typical customer has between $100,000 and $5,000,000 in investable assets. We believe this market presents opportunity as it is generally underserved by the larger investment firms. Also, many firms that handle accounts in this asset range do not actively manage the assets.

Our capital markets clients are typically smaller companies that need investment banking services too small for larger firms.

Competitive Strengths

Competition is strong in the financial services industry. We compete against small local brokers and asset managers, as well as large, multinational banks, Investment Banking firms, and large asset managers. We believe that we distinguish ourselves by maintaining strong client relationships.

In asset management and securities brokerage, we believe that the methodology we use in making investment decisions (using earnings estimates for one and three year periods as well as price to earnings ratios to calculate what we consider to be a fair market range for the stocks we invest in) distinguishes us from many of the smaller or regional asset managers.

Growth Strategies

Our strategy is to grow our core businesses of asset management and advisory services. We believe that asset management is one of the fastest growing segments of the financial services industry. Not only will we focus on internal growth of our asset management and advisory services business, but we will also consider acquiring other advisory firms that not only fit with our strategy, but present favorable returns on invested capital.

We intend to expand our investment banking services, as well as principal investments and trading. Investment banking represents an opportunity for us as a member of a selling group, as an underwriter, as well as in mergers and acquisitions advisory work.

In addition, we will be looking to expand our geographic reach. We believe there is plenty of growth opportunity by expanding our geographic reach nationally, as well as internationally.

Our Sales and Marketing Strategy

To date, we have not engaged in any substantial sales and marketing activity and have not invested any significant capital or time seeking to obtain new clients through marketing efforts. Almost all of our clients come through referrals from other clients and others in the industry that we have relationships with. In the future, we plan to increase our business development efforts through participating in industry conferences, enhancing our website, engaging potential clients through social media, advertising and engaging in other customary sales and marketing activities.

Our Intellectual Property

We do not own any material intellectual property.

Employees and Contractors

We currently have 8 full-time employees and 4 part-time employees.  Most of our full-time and part-time employees are located in New York or Florida. We also rely on independent contractors in the areas of legal and accounting.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of participants in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Benjamin, our wholly-owned subsidiary, is registered as a broker-dealer with the SEC and is a FINRA member and it is also registered in 19 states. Accordingly, Benjamin is subject to regulation and oversight by the SEC and FINRA, a self-regulatory organization, which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms. State securities regulators also have regulatory or oversight authority over Benjamin. Our business may also be subject to regulation by foreign governmental and regulatory bodies and self-regulatory authorities in other countries.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker- dealer and member of various self-regulatory organizations, Benjamin is subject to the SEC’s uniform net capital rule, Rule 15c3-1 of the Exchange Act, which specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a “consolidated supervised entity”) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC’s group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

The effort to combat money laundering and terrorist financing is a priority in government policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities.

Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions.

The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines and, potentially, other liabilities.

Certain of our businesses are subject to compliance with laws and regulations of the United States, state governments, foreign governments and their respective agencies and/or various self- regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Description of Property

Our principal offices are located at 3 West Garden Street, Suite 407, Pensacola, FL 32502. We lease our office space under a lease which currently goes through June 30, 2029 and are currently paying a monthly rental rate of $2,406.25. This monthly rent will increase annually by 3% over each prior year’s rate, beginning with the first increase on July1, 2025.

We also have an office at 421 New Karner Road, 2nd Floor, Suite 6, Albany, NY 12205. We lease our office space under a lease which currently goes through March 31, 2029 and currently pay a monthly rental rate of approximately $1,500.

We believe that the properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

We do not currently lease or own any other real property.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a holding company that owns all of the issued and outstanding stock of Benjamin Securities, Inc., or Benjamin. Benjamin is a boutique investment firm established in 1977 and has been a FINRA licensed broker-dealer since 1979 and a registered investment advisor registered with the SEC since 1987. On May 24, 2022, FINRA granted the application of Benjamin to expand its business to include investment banking services, and the application was confirmed complete by FINRA on October 20, 2022. We have begun to engage in investment banking service and generate revenue. Our broker-dealer business engages in the purchase and sales of securities for individuals, high net worth individuals and retirement plans with typical investable assets in the range of $100,000 to $5,000,000 in exchange for a commission and our investment advisory business serves the same type of clients for a fee based on a percentage of assets under management. We do not have a minimum account size; rather, we aim to establish long-term relationships with our customers. We are classic value investors seeking growth and dividends compounding returns for long-term capital appreciation and income. We typically select individual stocks or bonds based on value, sustainable earnings growth and consistent dividends over time. Investments are diversified across industries and geographical regions and each customer’s portfolio is custom designed based on age, risk tolerance and other personal objectives.

For the fiscal years ended June 30, 2025, and August 31, 2024, our operations experienced significant changes in revenue, expenses, and net income. This section discusses our financial condition and results of operations, focusing on key drivers of performance and areas requiring further explanation.

Recent Developments

On November 13, 2023, we conducted an initial closing of this offering, pursuant to which we sold 58,960 shares of our common stock at a price of $5.00 per share, for gross proceeds to our company of $294,800.

On July 12, 2024, we conducted a final closing of this offering, pursuant to which we sold 73,100 shares of our common stock at a price of $5.00 per share, for gross proceeds to our company of $365,500.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of Fiscal Years Ended June 30, 2025 and August 31, 2024.

The following table sets forth key components of our results of operation for the fiscal years ended June 30, 2025, and August 31, 2024:

	For The Years Ended June 30, 2025 and August 31, 2024
	2025	2024
Revenue:
Commissions	$729,126	$568,924
Advisory fees	7,313,328	21,549,882
Underwriting fees	1,579,143	-
Other	181,586	(160,616)
Total revenue	9,803,183	21,958,190

Expenses:
Professional fees	1,885,979	1,878,405
Bad debt expense	1,682,500	-
Employee compensation and related payroll taxes	6 60,678	698,786
Commissions and clearance	3,660,079	16,149,036
Occupancy	8 5,405	108,588
Meals, entertainment and auto	86,511	98.478
Exchange fees and dues	85,271	84,276
Data services	30,794	18,061
Dues and subscriptions	36,656	29,650
Telephone	11,074	13,476
Interest expense	44,055	44,883
Other	225,561	2,217,271
Total expenses	8,494,563	21,356,605

Earnings Before Income Tax	1,308,620	601,585
Less Federal and State Income Tax	(455,677)	(317,316)
Net profit	$852,943	$294,976

For the year ended June 30, 2025, we generated revenue in the amount of $9,803,183 and our expenses totaled $8,494,563 which consisted primarily of compensation for employees and consultants, professional fees and other expenses incurred in connection with general operations. As a result of the foregoing, our net profit for the year ended June 30, 2025, was $852,943.

For the year ended August 31, 2024, we generated revenue in the amount of $21,958,190 and our expenses totaled $21,356,605 which consisted primarily of compensation for employees and consultants, professional fees and other expenses incurred in connection with general operations. As a result of the foregoing, our net profit for the year ended August 31, 2024 was $294,976.

Liquidity and Capital Resources

As of June 30, 2025, we had cash and cash equivalents in the amount of $2,490,853 and total liabilities of $1,885,879. The following table sets forth a summary of our cash flows for the periods presented:

	Year Ended June 30, 2025, and August 31, 2024
	2025	2024
Net cash provided by (used in) operating activities	$(513,974)	3,089,779
Net cash provided by (used in) financing activities	(144,086)	(445,981)
Cash and cash equivalents at beginning of period	3,148,913	505,115
Cash and cash equivalents at end of period	$2,490,853	$3,148,913

Off-Balance Sheet Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Basis of Accounting

The financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates and such differences could be material.

Cash and Cash Equivalents

The Company and its Subsidiary define cash equivalents as highly liquid investments, with original maturities of less than three months that are not held for sale in the ordinary course of business.

Revenue Recognition

Effective July 1, 2018, the Company and its Subsidiary, adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The new revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The Company and its Subsidiary applied the modified retrospective method of adoption which resulted in no adjustment as of September 1, 2018 to opening members equity. The new revenue recognition guidance does not apply to revenue associated with financial instruments, interest income and expense, leasing and insurance contracts.

Significant Judgement

Significant judgement is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of the Company and its Subsidiary’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events.

Advisory fees

Advisory fees are earned by the Subsidiary for providing general investor-related advice and are earned, in accordance with the terms of their respective contracts, only when performance obligations have been fully met.

Corporate Advisory Fees

Benjamin Securities Inc. offers corporate advisory services, consulting, and investment banking. The firm earns revenues from fees.

Commission Revenue and Related Clearing Expenses

Commissions for brokering securities transaction, and related clearing expenses are recorded by the Subsidiary when earned, on a trade date basis.

Underwriting Revenue

Benjamin Securities Inc. participates in securities offerings as an underwriter. Underwriting revenues are recognized on a trade-date basis when the underwriting services are deemed to be completed, which is generally upon the closing of the offering and when Benjamin Securities Inc's obligations under the underwriting agreement have been satisfied. Revenues are recorded net of related syndicate expenses. If Benjamin Securities Inc. is acting as a syndicate member, revenue is based on the allocation communicated by the lead underwriter.

Costs associated with underwriting transactions, including syndicate expenses, are recognized when incurred and netted against underwriting revenues.

Other revenue

Other revenue includes interest income and reimbursed postage fees. Postage fee reimbursements are recognized as they are incurred.

Disaggregation of Revenue

All of the Company and its Subsidiaries revenues for the year ended June 30, 2025, and August 31, 2024 have been disaggregated on the Statement of Income.

Receivables and Contract Balances

Receivables arise when the Company and its Subsidiary have an unconditional right to receive payment under a contract with a customer and are derecognized when the cash is received. The Company had accounts receivable of $764,007 and $3,053,537 for the years ended June 30, 2025, and August 31, 2024, respectively.

Contract assets arise when the revenue associated with the contract is recognized prior to the Company and its Subsidiary’s unconditional right to receive payment under a contract with a customer (i.e., unbilled receivable) and are derecognized when either it becomes a receivable or the cash is received. Contract assets are reported in the Consolidated Statement of Financial Condition.  As of June 30, 2025, and August 31, 2024, contract asset balances were $0.

Contract liabilities arise when customers remit contractual cash payments in advance of the Company and its Subsidiary satisfying its performance obligations under the contract and are derecognized when the revenue associated with the contract is recognized when the performance obligation is satisfied. As of June 30, 2025, and August 31, 2024 there were no contract liabilities.

Due from Clearing Brokers

Deposits with clearing brokers consist of deposits of cash or other short-term securities held by other clearing organizations or exchanges. The carrying amounts approximate their fair value due to their short-term nature. This financial instrument generally has no stated maturities or has short-term maturities and carries interest rates that approximate market rates.

Income Taxes

The Company and its Subsidiary are taxed under the provisions of Subchapter C of the Internal Revenue Code. The amount of current and deferred taxes payable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates. Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years. The tax years 2024, 2023, and 2022 remain open to examination by the major taxing jurisdictions to which the entity is subject.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). This update requires all leases with a term greater than 12 months to be recognized on the balance sheet through a right of use asset and a lease liability and the disclosure of key information pertaining to leasing arrangements. This new guidance is effective for years beginning after December 15, 2018, with early adoption permitted. The Company and its Subsidiary are evaluating the effect that ASU 2016-02 will have on its financial statements with related disclosures. The Company and its Subsidiary believe the impact of the ASU is minimal due to the nature of the lease.

ITEM 3. DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
William Thomas Baker	Chief Executive Officer, President, Chief Financial Officer and Director	63	Since 2010	N/A

William Thomas Baker, CEO, President, CFO and Director

William Thomas Baker has served as our Chief Executive Officer, President, Chief Financial Officer and our sole director since our inception in 2010 and has served as President and Chief Compliance Officer of the Company’s subsidiary, Benjamin Securities since August 2011.

Directors are elected until their successors are duly elected and qualified.

There are no family relationships between any director, executive officer, or any significant employee.

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Compensation of Directors and Executive Officers

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year ended June 30, 2025.

Name	Capacities in which Compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
William Thomas Baker	Chief Executive Officer, President and Chief Financial Officer	476,840	0	476,840

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of the date of this Form 1-K, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are no pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 3 West Garden Street, Suite 407, Pensacola, FL 32502.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable(1)	Percent of class(2)
Common Stock	William Thomas Baker	850,200	-	43.378%
Common Stock	All directors and officers as a group	850,200	-	43.378%
Common Stock	Peter Williams	300,000		15.306%
Common Stock	Gregory Adams	199,800		10.194%

(1)	Includes any securities acquirable within 60 days in accordance with SEC Rule 13d-3(d)(1).

(2)	This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 1,425,000 shares of common stock outstanding as of the date of this Form 1-K.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There have not been any transactions  since the beginning of our 2021 fiscal year, nor is there any currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”).

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the fiscal year ended June 30, 2025 but was not reported.

ITEM 7. FINANCIAL STATEMENTS

Baker Global Asset Management Inc.

Consolidated Financial Statements

For the years ended June 30, 2025 and August 31, 2024

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

TOGETHER WITH AUDITORS’ REPORT

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

TABLE OF CONTENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Baker Global Asset Management, Inc. and Subsidiaries

Pensacola, FL

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Baker Global Asset Management, Inc. and Subsidiaries as of June 30, 2025 and August 31, 2024, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Baker Global Asset Management, Inc. and Subsidiaries as of June 30, 2025 and August 31, 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Baker Global Asset Management, Inc. and Subsidiaries in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

LMHS, P.C.

We have served as Baker Global Asset Management, Inc. and Subsidiaries’ auditor since 2024.

Norwell, Massachusetts

October 28, 2025

________________________________________________
80 Washington Street, Building S, Norwell, MA 02061 Phone (781) 878-9111, Fax (781) 878-3666 www.lmhspc.com

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

JUNE 30, 2025 AND AUGUST 31, 2024

	6/30/2025	8/31/2024
ASSETS
Cash	$2,490,853	$3,148,913
Accounts Receivable	403,366	2,423,854
Due from clearing brokers	360,641	629,683
Right of Use Asset - Operating Leases	191,926	230,989
Marketable Securities	43,581	447
Other assets	105,010	94,540
Total assets	$3,595,377	$6,528,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Accounts payable and accrued expenses	$1,643,953	$5,246,796
Right of Use Liability - Operating Leases	191,926	230,989
Note payable	50,000	90,083
Total liabilities	1,885,879	5,567,868

STOCKHOLDERS’ EQUITY:
Common Stock	331,930	331,930
Preferred stock	200,000	200,000
Retained Earnings	1,177,568	428,628
Total stockholders’ equity	1,709,498	960,558
Total liabilities and stockholders’ equity	$3,595,377	$6,528,426

The accompanying notes are an integral part of this statement.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

	For the Period of
	September 1, 2024 to June 30, 2025	September 1, 2023 to August 31, 2024
Revenue:
Commissions	$729,126	$568,924
Advisory fees	7,313,328	21,549,882
Underwriting fees	1,579,143	-
Other	181,586	(160,616)
Total revenue	$9,803,183	$21,958,190

Expenses:
Professional fees	$1,885,979	1,878,405
Bad debt expense	1,682,500	-
Employee compensation and related payroll taxes	660,678	698,786
Commissions and clearance	3,660,079	16,149,036
Occupancy	85,405	108,588
Meals, entertainment and auto	86,511	98,478
Exchange fees and dues	85,271	84,276
Data services	30,794	18,061
Dues and subscriptions	36,656	29,650
Telephone	11,074	29,171
Office Expense	44,055	44,883
Other	225,561	2,217,271
Total expenses	$8,494,563	$21,356,605

Earnings Before Income Tax	1,308,620	601,585
Current Taxes
Federal Income Tax	(285,129)	(235,279)
State Income Tax	(170,548)	(82,037)
	(455,677)	(317,316)

Deferred Taxes
Federal Income Tax	-	7,800
State Income Tax	-	2,907
	-	10,707

Net Income	$852,943	$294,976

The accompanying notes are an integral part of this statement.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

	Preferred Stock Amount	Common Stock Amount	Retained Earnings	Total Stockholder’s Equity
Balance at August 31, 2023	$686,000	$2,900	$233,652	$922,552
Net Income			$294,976	$294,976
Redemption of Preferred Stock	$(486,000)	$-	$-	$(486,000)
Issuance of common stock	$-	$329,030	$-	$329,030
Preferred stock dividends and adjustments	$-	$-	$(100,000)	$(100,000)
Balance at August 31, 2024	$200,000	$331,930	$428,628	$960,558
Net Income		$852,943	$852,943
Redemption of Preferred Stock	$-	$-	$-	$-
Issuance of common stock	$-	$-	$-	$-
Preferred stock dividends and adjustments	$-	$-	$(104,003)	$(104,003)
Balance at June 30, 2025	$200,000	$331,930	$1,177,568	$1,709,498

The accompanying notes are an integral part of this statement.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

	For the Period Ended June 30, 2025	For the Period Ended August 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$852,943	$294,976
Adjustments to reconcile net income to net cash used in operating activities:
(Increase) decrease in operating assets:
Accounts receivables	2,020,488	(93,604)
Due from clearing brokers	269,042	813,161
Marketable securities	(43,134)	-
Other assets	(10,470)	(153,975)
Non cash items included in net income
Deferred Income	166,478
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(3,769,321)	2,229,221
Net cash (used in) provided by operating activities	(513,974)	3,089,779

CASH FLOWS FROM FINANCING ACTIVITIES:
Sub loan payable	-	(50,000)
Loans payable	(40,083)	(370,000)
Long term liabilities	-	230,989
Common Stock	-	329,030
Preferred Stock	-	(486,000)
Dividends paid and adjustments	(104,003)	(100,000)
Net cash (used in) financing activities	(144,086)	(445,981)

NET (DECREASE) INCREASE IN CASH	(658,060)	2,643,798

CASH AT BEGINNING OF THE PERIOD	3,148,913	505,115

CASH AT END OF THE PERIOD	$2,490,853	$3,148,913

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest and penalties	$-	$500
Income taxes	$444,579	$115,000

NON-CASH INVESTING AND FINANCING ACTIVITY
Right of Use Asset - Operating Leases	$191,926	$230,989
Right of Use Liability - Operating Leases	$191,926	$230,989

The accompanying notes are an integral part of this statement.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

1. Organization and Nature of Business

Baker Global Asset Management, Inc. (the “Company”) is a Corporation that was formed in the state of New York and commenced operations on May 12, 2010. The Company wholly-owns Benjamin Securities, Inc., and BGIC Inc. (the “Subsidiaries”).

Benjamin Securities, Inc., was incorporated under the laws of the State of Delaware, is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company does not clear trades or carry customer accounts. The Company has entered into clearing agreements with unaffiliated registered broker-dealers (the “clearing brokers”) that are members of the New York Stock Exchange and other national securities exchanges to provide these services. The clearing brokers are responsible for customer billing, recordkeeping, custody of securities and securities clearance on a fully disclosed basis.

Benjamin Securities, Inc. acts as an introducing broker, and its activities consist of accepting customer orders for equity and fixed income securities that are executed and processed by the clearing broker and providing advisory services to its customers.

BGIC is a subsidiary of Baker Global Asset Management, Inc. established in 2024 as a proprietary investment vehicle. All significant intercompany transactions have been eliminated in the consolidated financial statements presented.

2. Significant Accounting Policies

Basis of accounting

The consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates and such differences could be material.

Cash and cash equivalents

The Company and its Subsidiaries define cash equivalents as highly liquid investments, with original maturities of less than three months that are not held for sale in the ordinary course of business.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

2. Significant Accounting Policies (continued)

Revenue recognition

The Company and its Subsidiaries, follow ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The revenue recognition guidance does not apply to revenue associated with financial instruments, interest income and expense, leasing and insurance contracts.

Significant Judgement

Significant judgement is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of the Company and its subsidiaries’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events.

Advisory fees

Advisory fees are earned by Benjamin Securities Inc. for providing general investor-related advice and are earned, in accordance with the terms of their respective contracts, only when performance obligations have been fully met.

Corporate Advisory Fees

Benjamin Securities Inc. offers corporate advisory services, consulting, and investment banking. The firm earns revenues from fees paid by the corporate customers for these services, as well as underwriting fees and selling concessions. The fees are earned when the performance obligations of the engagement are fulfilled by the Company.

Commission Revenue and Related Clearing Expenses

Commissions for brokering securities transaction, and related clearing expenses are recorded by Benjamin Securities Inc. when earned, on a trade date basis.

Underwriting Revenue

Benjamin Securities Inc. participates in securities offerings as an underwriter. Underwriting revenues are recognized on a trade- date basis when the underwriting services are deemed to be completed, which is generally upon the closing of the offering and when Benjamin Securities Inc’s obligations under the underwriting agreement have been satisfied. Revenues are recorded net of related syndicate expenses. If Benjamin Securities Inc. is acting as a syndicate member, revenue is based on the allocation communicated by the lead underwriter.

Costs associated with underwriting transactions, including syndicate expenses, are recognized when incurred and netted against underwriting revenues.

Other revenue

Other revenue includes interest income and reimbursed postage fees. Postage fee reimbursements are recognized as they are incurred.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

2. Significant Accounting Policies (continued)

Revenue recognition (continued)

Disaggregation of Revenue

All of the Company and its Subsidiaries revenues for the year ended June 30, 2025 and August 31, 2024 have been disaggregated on the Consolidated Statements of Income.

Receivables and Contract Balances

Receivables arise when the Company and its Subsidiaries have an unconditional right to receive payment under a contract with a customer and are derecognized when the cash is received.

Contract assets arise when the revenue associated with the contract is recognized prior to the Company and its Subsidiaries unconditional right to receive payment under a contract with a customer (i.e., unbilled receivable) and are derecognized when either it becomes a receivable or the cash is received.

Contract liabilities arise when customers remit contractual cash payments in advance of the Company and its subsidiaries satisfying its performance obligations under the contract and are derecognized when the revenue associated with the contract is recognized when the performance obligation is satisfied.

3. Due from clearing brokers

Deposits with clearing brokers consist of deposits of cash or other short term securities held by other clearing organizations or exchanges. The carrying amounts approximate their fair value due to their short-term nature. This financial instrument generally has no stated maturities or has short-term maturities and carries interest rates that approximate market rates.

4. Income taxes

The Company and its Subsidiaries are taxed under the provisions of Subchapter C of the Internal Revenue Code. The amount of current and deferred taxes payable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years. The tax years 2024, 2023, 2022, and 2021 remain open to examination by the major taxing jurisdictions to which the entity is subject.

5. Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). This update requires all leases with a term greater than 12 months to be recognized on the Statement of Financial Condition through a right of use asset and a lease liability and the disclosure of key information pertaining to leasing arrangements. This new guidance is effective for years beginning after December 15, 2018, with early adoption permitted. The Company adopted ASU 2016-02 and applied the Standards to its lease obligations. The Application of this lease obligated standard resulted in no adjustments to Retained Earnings.

6. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, Benjamin Securities Inc. customer activities involve the execution and settlement of various customer securities transactions. The activities may expose the Company and its Subsidiaries to off-balance-sheet risk in the event the customer or the other broker is unable to fulfill its contracted obligations and the Subsidiaries has to purchase or sell the financial instrument underlying the contract at a loss. The Subsidiaries do not carry the accounts of their customers and do not process or safekeep customer funds or securities, and are therefore exempt from rule 15c3-3 of the Securities and Exchange Commission.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

7. Concentration of Credit Risk

Cash

The Company and its Subsidiaries maintain principally all cash balances in two financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation. The exposure to the Company and its Subsidiaries is solely dependent upon daily bank balances and the strength of the financial institution. The Company and its Subsidiaries have not incurred any losses on these accounts. At June 30, 2025 and August 31, 2024, the amount in excess of insured limits were $1,420,379 and $1,471,943, respectively.

8. Fair Value of Financial Instruments

The Company complies with FASB ASC 820 “Fair Value Measurements and Disclosures,” for assets and liabilities measured at fair value on a recurring basis. ASC 820 accomplishes the following key objectives:

Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; establishes a three-level hierarchy (the “Valuation Hierarchy”) for fair value measurements; requires consideration of the Company’s creditworthiness when valuing liabilities; and expands disclosures about instruments measured at fair value.

The Valuation Hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the Valuation Hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of the Valuation Hierarchy and the distribution of the Company’s financial assets within it are as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Company. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The following is a summary of the financial assets measured at fair value as of June 30, 2025:

Description	Level 1	Level 2	Level 3
Marketable Securities	$43,581	$-	$-

Financial instruments are carried at market value on the Consolidated Statement of Financial Condition. These instruments include cash and cash equivalents, accounts receivable, accrued expenses and other liabilities, and deferred revenue.

There were no transfers between Level measurements during the period ended June 30, 2025 and August 31, 2024. There were no other financial assets or liabilities measured at fair value under ASC 820 as of June 30, 2025 and August 31, 2024.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

9. Commitments: Operating Lease

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The standard established a right- of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the Statement of Financial Condition for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the Statement of Income.

As of June 30, 2025 and August 31, 2024, the Company has a right-of-use asset totaling $191,926 and $230,989 respectively from recording of the lease liability, which is reflected on th Company’s consolidated financial statements.

On July 1, 2024, the Company entered into a 5-year lease agreement for office space in Pensacola, Florida. In November 2023, the Company entered into an 18-month lease agreement for office space in Miami, Florida. In April, 2024, the Company entered into a 5-year lease agreement for office space in Albany, New York. The leases are secured by a total of $11,500 deposit held by the respective landlords, which is included in the other assets on the consolidated statements of financial condition.

As of June 30, 2025 and August 31, 2024, the rent expense was $85,405 and $104,515 respectively.

Maturity Analysis and Reconciliation to the Consolidated Statement of Financial Condition

A summary of the future lease payments for operating leases, reconciled to the lease liabilities recorded at June 30, 2025 as follows:

Operating Leases
2026	$47,741
2027	$48,633
2028	$49,552
2029 and thereafter	$45,999
Total lease obligations	$191,926

The weighted average remaining lease term is 3 years and 11 months, and the weighted average discount rate used was the five year treasury rate of 3.79% as of June 30, 2025.

10. Income taxes

The Company is taxed under the provisions of Subchapter C of the Internal Revenue Code. The amount of current and deferred taxes payable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years. The tax years 2024, 2023, 2022 and 2021 remain open to examination by the major taxing jurisdictions to which the entity is subject. The Income tax returns for the period ended June 30, 2025 are on extension until April 15, 2026.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

10. Income taxes (Continued)

The Company accounts for uncertainties in income taxes under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) (“Topic”) 740-10-05, Accounting for Uncertainty in Income Taxes. The Topic clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements. The Topic prescribes a recognition threshold and measurement attribute for the consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Topic provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of June 30, 2025 and August 31, 2024, the Company had accrued tax liability in the amount of $544,819 and $519,206 respectively. These amounts are included in accounts payable and accrued expenses.

As of June 30, 2025 and August 31, 2024, the Company had an accrued deferred tax asset in the amount of $55,000 for each time period. This amount is included in accounts payable and accrued expenses.

11. Note Payable

The Company entered into a note and warrant agreement with a third party (“the Holder”) on July 19, 2019 which was then amended on September 30, 2020. The Holder purchased an unsecured promissory note (the “Note”) issued by the Company in the amount of $370,000, at an interest rate of 10% per annum. In connection with such purchase of the Note, the Holder also received a warrant for the purchase of such number of shares of the Common Stock of the Company, no par value per share that is equal to the quotient of $37,000 divided by the price per share at which securities of the Company are sold in its next planned offering under Reg A of the Act or any other public or private offering of its securities (the “Warrant”). The Note balance was zero as of June 30, 2025 and $40,083 as of August 31, 2024. Accrued interest due on this loan was $185,000 as of August 31, 2024. The accrued interest was paid on September 6, 2024.

On October 27, 2022, the company entered into a note in the amount of $50,000, payable interest only at 1% per month. The note was originally a one year term and was extended for an additional year in 2024 and 2025.

The Company has one note payable as of June 30, 2025 in the amount of $50,000.

12. Capital Structure

The Company’s equity capital consists of the following. As of June 30, 2025, Baker Global Asset Management Inc. had 100,000,000 shares authorized. Common stock shares issued and outstanding as of June 30, 2025 were 1,960,000 and preferred stock shares issued and outstanding were 200,000. Common stock shares issued and outstanding as of August 31, 2024 were 1,960,000 and preferred stock shares issued and outstanding were 200,000.

Holders of Preferred Stock receive a 10% dividend which is accrued annually and paid with the availability of funds.

As of June 30, 2025, all dividend payment obligations have been paid.

BAKER GLOBAL ASSET MANAGEMENT INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS OF SEPTEMBER 1, 2024 TO JUNE 30, 2025 AND SEPTEMBER 1, 2023 TO AUGUST 31, 2024

13. Year End Change

Effective September 1, 2024, the Company changed its year end from August 31st to June 30th. This change was approved by the board of directors to align the year end with that of the wholly owned Subsidiary, Benjamin Securities, Inc. The consolidated financial statements for the period ended June 30, 2025, the transitional period, include the operating results for ten months. The consolidated financial statements for the period ended August 31, 2024 include the operating results for twelve months.

14. Subsequent Events

The Company and its Subsidiaries have evaluated events subsequent to the consolidated statement of financial condition date for items requiring recording or disclosure in the consolidated financial statements. The evaluation was performed through the date the consolidated financial statements were available to be issued.

ITEM 8. EXHIBIT

Exhibit No.	Description
2.1	Restated Certificate of Incorporation of Baker Global Asset Management Inc., incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on April 20, 2023
2.2	Bylaws of Baker Global Asset Management Inc., incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on April 20, 2023
4	Form of Subscription Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on April 20, 2023
6.1	10% Unsecured Promissory Note between Baker Global Asset Management, Inc. and MJC Builders of Knollwood, Inc. dated July 16, 2019, incorporated by reference to the Company’s Regulation A Offering Statement on Amendment No. 2 to Form 1-A as filed with the SEC on June 7, 2023
6.2	Lease Agreement dated October 30, 2023 between Brigantia LLC and Benjamin Securities Inc., incorporated by reference to the Company’s Form 1-K as filed with the SEC on February 8, 2024
6.3	Lease Agreement dated April 1, 2024 between Rosetti Associates and Benjamin Securities Inc., incorporated by reference to the Company’s Form 1-K as filed with the SEC on January 17, 2025
6.4	Lease Agreement dated July 3, 2024 between One Palafox Place, LLC and Benjamin Securities Inc., incorporated by reference to the Company’s Form 1-K as filed with the SEC on January 17, 2025
6.5	Placement Agent Agreement dated April 19, 2023 between Baker Global Asset Management, Inc. and Alexander Capital, L.P., incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on April 20, 2023
6.6	Fully Disclosed Clearing Agreement dated August 20, 2013 between RBC Capital Markets, LLC and Benjamin Securities, Inc., incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on April 20, 2023
6.7	FINRA Membership Agreement CRD No. 7754 with respect to Benjamin Securities, Inc. dated June 14, 2022, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on April 20, 2023
6.8	Amendment to Placement Agent Agreement dated May 18, 2023 between Baker Global Asset Management, Inc. and Alexander Capital, L.P., incorporated by reference to the Company’s Regulation A Offering Statement on Amendment No. 1 to Form 1-A as filed with the SEC on May 19, 2023
6.9	Form of Lock-Up Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Amendment No. 1 to Form 1-A as filed with the SEC on May 19, 2023

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 31, 2025	BAKER GLOBAL ASSET MANAGEMENT, INC.

	By:	/s/ William Thomas Baker
William Thomas Baker
CEO, President and Chief Compliance Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William Thomas Baker	CEO, President and Chief Financial Officer	October 31, 2025
William Thomas Baker	(principal executive officer and principal financial and accounting officer)